EXHIBIT (a)(9)



News Release                                                       [Logo]

Jeff Baum
908-582-7635 (office)
973-983-7086 (home)
jbaum@lucent.com

LUCENT RECEIVES HART-SCOTT-RODINO CLEARANCE
FOR YURIE ACQUISITION

FOR RELEASE: TUESDAY, MAY 12, 1998

          MURRAY HILL, N.J. - Lucent Technologies announced today that it has received Hart-Scott-Rodino Act clearance from the U.S. Government to acquire Yurie Systems, Inc.

          On April 30, 1998, Lucent began a $35 per share tender offer for Yurie Systems, a global leader in ATM access technology and equipment for data, voice and video networking. The tender offer will expire on May 28, 1998.

          Lucent Technologies designs, builds and delivers a wide range of public and private networks, communications systems and software, business telephone systems and microelectronics components. Bell Labs is the research and development arm for the company. More information about Lucent Technologies, headquartered in Murray Hill, N.J., is available on its web site at http://www.lucent.com.

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